UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant         [ X]
Filed by a Party other than the Registrant    [    ]

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[ ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ X] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Rule Section 240.14a-12

Arrow Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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250 Glen Street
Glens Falls, New York 12801

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2020

April 23, 2020

To the Shareholders of Arrow Financial Corporation:

On behalf of the Board of Directors (the “Board”) of Arrow Financial Corporation, a New York corporation (the “Company”), we are writing to provide you with important updates relating to the Company's 2020 Annual Meeting of Shareholders to be held on Wednesday, May 6, 2020, at 4 p.m. Eastern Daylight Time (the “Annual Meeting”). This proxy statement supplement, dated April 23, 2020 (this “Supplement”), supplements the definitive proxy statement (the “Proxy Statement”) for the Annual Meeting that the Company filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2020.

Change to Virtual-Only Meeting; Change in Meeting Time

The Proxy Statement stated that the Annual Meeting would be held at the Charles R. Wood Theater in downtown Glens Falls, New York, but that the Company was monitoring the situation as a result of the novel coronavirus (COVID-19) and may decide to open up a virtual participation option for the Annual Meeting.

Due to the public health and safety concerns related to COVID-19, the Company will instead host the Annual Meeting solely by remote communication virtually via the Internet or by phone. Shareholders will not be able to attend the Annual Meeting in person.

Although the date of the Annual Meeting has not changed, the time of the meeting has changed.

Meeting Date: Wednesday, May 6, 2020
Meeting Time: 4:00 p.m. (Eastern Daylight Time)
Meeting Access: http://viewproxy.com/ArrowFinancial/2020/VM

Shareholders are encouraged to attend the Annual Meeting via the Internet or by phone. There will not be any “in-person” access for the reasons mentioned above. Instructions on how to pre-register by the Registration Deadline (11:59 pm EDT on May 3, 2020) and how to participate via the Internet, including how to demonstrate proof of stock ownership, are available at the following link: http://viewproxy.com/ArrowFinancial/2020/. Shareholders may vote and submit questions while attending the Annual Meeting via the Internet. Please see Schedule I attached hereto for additional important information regarding the virtual Annual Meeting.

The Company expects its use of a virtual-only meeting format to be a one-time occurrence in light of COVID-19 concerns.

Additional Information

This Supplement is being made available on April 23, 2020. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares. Where information in the Proxy Statement is described as current as of a certain date, it remains current only as of such date, except as specifically amended or supplemented by the information set forth in this Supplement.

If you have already voted via the Internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. You may revoke your proxy at any time before it is voted by submitting a later vote of your shares either online or by telephone prior to the Annual Meeting. You may also revoke your proxy by delivering a written notice of revocation of proxy prior to the Annual Meeting to: Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801. Shareholders may also vote and submit questions while attending the Annual Meeting via the Internet.

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

Please ensure that your shares are represented at the Annual Meeting, as your vote is important. Thank you.

By Order of the Board of Directors,

/s/ Peter J. Lareau

Peter J. Lareau
Corporate Secretary

Schedule I
Important Information About the Virtual Stockholder Meeting

Important Information About the Virtual Shareholders’ Meeting
Arrow Financial Corporation (the “Company”) will host its Annual Meeting solely by remote communication virtually via the Internet or by phone. Shareholders will not be able to attend the Annual Meeting in person.
Below are some frequently asked questions regarding the virtual-only format for our Annual Meeting.
Why is this meeting virtual only?
The Company expects its use of a virtual-only meeting format to be a one-time occurrence, effective only for 2020 due to the coronavirus (COVID-19) pandemic. We have designed the meeting to offer the same participation opportunities to our shareholders as an in-person meeting. Our directors will attend the meeting virtually as well.
How do I register to participate virtually in the Annual Meeting?
To participate, you must first register at http://viewproxy.com/ArrowFinancial/2020/. You will then receive further instructions once your registration has been received and confirmed.

How can I participate in the Annual Meeting?
To participate, visit http://viewproxy.com/ArrowFinancial/2020/VM and follow the instructions that you receive once your registration has been confirmed.
When can I join the Annual Meeting online?
You may begin to log into the meeting platform beginning at 3:45 p.m. Eastern Daylight Time on Wednesday, May 6, 2020. The meeting will begin promptly at 4:00 p.m. Eastern Daylight Time. We encourage our shareholders to access the meeting prior to its start time.
How can I ask questions and vote?
Shareholders may submit questions at http://viewproxy.com/ArrowFinancial/2020/. We encourage you to submit your questions in advance of the meeting. In addition, shareholders are urged to vote in advance of the meeting at www.proxyvote.com.

What if I am not a shareholder and I wish to participate?
Generally, only shareholders may participate. Shareholders that wish to participate (whether or not they will be voting) will be required to demonstrate proof of stock ownership. If you are a shareholder and you are experiencing issues with your registration, please email virtualmeeting@viewproxy.com by
11:59 pm EDT on May 3, the registration deadline.

What if I experience technical difficulties when attempting to access the Annual Meeting?
Please call 1-866-612-8937 for assistance.
What if I have additional questions?
You may contact the Company’s Corporate Secretary at 518-415-4360.